EXHIBIT 99.3

Match Group, Inc. Unaudited Pro Forma Key Revenue Metrics

The following unaudited pro forma table presents certain of Match Group, Inc.’s (the “Company”) key revenue, paid member count (“PMC”) and average revenue per paying user (“ARPPU”) metrics for the three months ended March 31, 2016 and 2015 and for the years ended December 31, 2015 and 2014 as if the acquisition of Plentyoffish Media Inc. (“PlentyOfFish”) had occurred on January 1, 2014.

The following unaudited pro forma tables should be read in conjunction with “Management’s discussion and analysis of financial condition and results of operations” contained in reports filed by the Company with the Securities and Exchange Commission.  The pro forma key revenue metrics is for informational purposes and is not necessarily indicative of the Company’s results of operation or future results of operation.

	Three Months Ended March 31,		Year Ended December 31,
	2016	2015	2015	2014
	(Dollars in thousands, except ARPPU)
Direct Revenue:(1)
North America	$167,312	$148,936	$632,413	$549,008
International	85,435	66,527	298,640	280,806
Total Direct Revenue	252,747	215,463	931,053	829,814
Indirect Revenue(2)	11,373	13,559	57,768	59,884
Total Dating Revenue	264,120	229,022	988,821	889,698
Non-dating Revenue	24,882	24,922	110,726	51,810
Total Revenue	$289,002	$253,944	$1,099,547	$941,508
Average PMC:(3)
North America	3,221	2,838	2,996	2,569
International	1,862	1,274	1,530	1,152
Total	5,083	4,112	4,526	3,721
ARPPU:(4)
North America	$0.57	$0.58	$0.58	$0.59
International	$0.50	$0.58	$0.53	$0.67
Total	$0.55	$0.58	$0.56	$0.61

(1)         “Direct Revenue” is revenue that is directly received from an end user of our products.

(2)         “Indirect Revenue” is revenue that is not received directly from an end user of our products, substantially all of which is currently advertising revenue.

(3)         “Average PMC” is calculated by summing the number of paid members, or paid member count (“PMC”) at the end of each day in the relevant measurement period and dividing it by the number of calendar days in that period.

(4)         “ARPPU” or Average Revenue Per Paying User, is Direct Revenue in the relevant measurement period divided by the Average PMC in such period divided by the number of calendar days in such period.